Exhibit 99.1

Brigham Exploration Announces Filing of a Universal Shelf Registration Statement

          AUSTIN, Texas, Feb. 15 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced the filing of a registration statement on Form S-3 with the Securities and Exchange Commission. The universal shelf registration statement, when effective, will allow Brigham to issue common stock, preferred stock, depositary shares, warrants, senior debt and subordinated debt up to an aggregate amount of $300 million. Brigham has no current plans to sell securities under this registration statement.

          Also as part of this registration statement, Brigham has registered 7,509,882 shares of its common stock and 505,051 shares of its Series A Preferred Stock that is owned by certain stockholders. None of these selling stockholders have committed to sell any shares under this prospectus. These stockholders have no current plans to sell securities under this registration statement. Brigham will receive no proceeds that result from the sales of shares of common stock or Series A Preferred Stock made by these stockholders.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. At the time any of the securities covered by the registration statement are offered for sale, a prospectus supplement will be prepared and filed with the Securities and Exchange Commission containing specific information about the terms of any such offering. When available, such a written prospectus may be obtained by contacting the underwriters which are named in any such prospectus supplement or by contacting Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, Attn: Investor Relations.

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic oil and natural gas provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  John Turner, Director - Finance & Business Development (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                        02/15/2006
          /CONTACT:  John Turner, Director - Finance & Business Development, Brigham
Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /